Exhibit (j)(2)

SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation of our Report of Independent Registered Public Accounting Firm of the Average Annual Total Returns Table of UPHOLDINGS: Flagship Fund, a series of UPHOLDINGS Funds LLC dated December 16, 2020 for the annualized period from March 1, 2019 through September 30, 2020 and annual period from October 1, 2019 through September 30, 2020 in the Registration Statement of UPHOLDINGS Compound Kings ETF (the “Fund”).

Denver, Colorado

December 23, 2020